Exhibit 10.2

FORM OF EMPLOYEE

RESTRICTED STOCK UNIT AWARD AGREEMENT

GULFMARK OFFSHORE, INC.

Management Incentive Plan

This Restricted Stock Unit Award Agreement (this “Agreement”) is made as of the [●] day of [●], 2018 (the “Grant Date”) between GulfMark Offshore, Inc. (the “Company”), and [●] (“Participant”), and is made pursuant to the terms of the GulfMark Offshore, Inc. Management Incentive Plan (the “Plan”). Any capitalized term used herein but not defined shall have the meaning set forth in the Plan.

Section 1.     Grant of Restricted Stock Units. The Company hereby grants to Participant a Restricted Stock Unit Award consisting of [●] restricted stock units (“Restricted Stock Units”), subject to the terms and conditions set forth in this Agreement and the Plan. Subject to the terms and conditions set forth in this Agreement and the Plan, each Restricted Stock Unit represents the right to receive one share of Common Stock.

Section 2.     Vesting of the Restricted Stock Units.

(a)      Generally.     Except as otherwise provided herein, the Restricted Stock Units shall vest as follows: [___]([each, a][the] “Vesting Date”), [in each case] subject to Participant’s continuous Service from the Grant Date through the [applicable] Vesting Date.

(b)     Qualified Liquidity Event.     Upon the occurrence of a Qualified Liquidity Event where a Replacement Award (as defined below) is provided to Participant in lieu of outstanding Restricted Stock Units, the Replacement Award shall remain outstanding and unvested (and eligible to vest in accordance with its terms). Upon the occurrence of a Qualified Liquidity Event where a Replacement Award is not provided to Participant in lieu of the Restricted Stock Units, the Restricted Stock Units that remain outstanding and unvested as of immediately prior to such Qualified Liquidity Event shall immediately vest, and the effective date of such Qualified Liquidity Event will be treated as the Vesting Date with respect to such Restricted Stock Units for purposes of Section 4. Any Restricted Stock Units that vest or become payable as a result of or in connection with a Qualified Liquidity Event may be subject to the same terms and conditions applicable to the proceeds realized by the Company or its shareholders, in connection therewith (including, without limitation, payment timing and any escrows, indemnities, payment contingencies or holdbacks), as determined by the Committee in its discretion, subject to compliance with Section 409A of the Code (“Section 409A”).

(c)     Replacement Award. A “Replacement Award” is an Award that (i) is of the same type as the Award that is replaced or adjusted by a Replacement Award (the “Replaced Award”) (i.e., restricted stock units); (ii) has a value at least equal to the value of the Replaced Award; (iii) relates to equity securities of the Company or its successor upon the Qualified Liquidity Event, or another entity that is affiliated with the Company or its successor upon the Qualified Liquidity Event; (iv) if Participant is subject to U.S. federal income tax under the Code, the tax consequences to Participant under the Code of the Replacement Award are not less favorable to Participant than the tax consequences of the Replaced Award; and (v) its other terms and conditions are not less favorable to Participant than the terms and conditions of the Replaced Award (including, but not limited to, the provisions that would apply in the event of a subsequent Qualified Liquidity Event). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the requirements for a Replacement Award are satisfied will be made by the Committee, as constituted immediately before the Qualified Liquidity Event, in its sole discretion (taking into account the requirements of Treasury Regulation 1.409A-3(i)(5)(iv)(B) and compliance of the Replaced Award or Replacement Award with Section 409A).

Section 3.     Termination of Service.     Upon the occurrence of a termination of Participant’s Service, the Restricted Stock Units shall be treated as set forth below:

(a)     Non QLE Termination. Upon the occurrence of a termination of Participant’s Service (i) by the Company without Cause[, (ii) by Participant for “good reason,” “constructive termination” or like term (as such term is defined in, and determined pursuant to, Participant’s employment agreement or offer letter with the Company)] ([each of clauses (i) and (ii),] a “Qualifying Termination”), [in each case other than during the one-year period following a Qualified Liquidity Event], or (iii) by reason of Participant’s death or Disability, Participant will vest in the next tranche of Restricted Stock Units scheduled to vest under Section 2 hereof, and the date of such termination of Participant’s Service will be treated as the Vesting Date with respect to those Restricted Stock Units for purposes of Section 4. All Restricted Stock Units that remain unvested after giving effect to the immediately preceding sentence shall be forfeited and cancelled as of the date of such termination of Participant’s Service, and Participant shall not be entitled to any compensation or other amount with respect thereto.

(b)     [QLE Qualifying Termination. Upon a Qualifying Termination during the one-year period following a Qualified Liquidity Event, any unvested portion of the Replacement Award will vest and the date of such termination of Participant’s Service will be treated as the Vesting Date with respect to such portion of the Replacement Award for purposes of Section 4.]

(c)     Termination for Cause. Upon the occurrence of a termination of Participant’s Service for Cause, all vested and unvested Restricted Stock Units shall be forfeited and cancelled and Participant shall not be entitled to any compensation or other amount with respect thereto.

(d)     Other Terminations of Service. Upon the occurrence of a termination of Participant’s Service for any reason other than as provided in Section 3(a), (b), [or (c)] all unvested Restricted Stock Units shall be forfeited and cancelled, and Participant shall not be entitled to any compensation or other amount with respect thereto.

Section 4.     Settlement. Any Restricted Stock Units that become vested and non-forfeitable pursuant to Section 2 or Section 3 (“Vested RSUs”) shall be settled within 30 days following the applicable Vesting Date; provided, however, that any Restricted Stock Units that vest immediately prior to a Qualified Liquidity Event pursuant to Section 2 hereof shall be settled immediately prior to the consummation of such Qualified Liquidity Event. Vested RSUs will be settled by the Company through the delivery to Participant of a number of shares of Common Stock equal to the number of Vested RSUs (rounded down to the nearest whole number). No fractional shares of Common Stock shall be issued with respect to any Vested RSUs.

Section 5.     Restrictions on Transfer. No Restricted Stock Units (nor any interest therein) may be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by Participant, except by will or by the laws of descent and distribution. In the event that Participant becomes legally incapacitated, Participant’s rights with respect to the Restricted Stock Units shall be exercisable by Participant’s legal guardian or legal representative. The Restricted Stock Units shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Restricted Stock Units contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon any Restricted Stock Units, shall be null and void and without effect. Notwithstanding the foregoing, Participant may, with the prior written consent of the Committee, make transfers of Restricted Stock Units to immediate family members or to a trust, the sole beneficiaries of which are Participant or immediate family members, in each case solely for estate planning purposes, in all instances subject to compliance with any applicable spousal consent requirements and all other applicable laws.

Section 6.     Investment Representation. Upon any acquisition of the shares of Common Stock underlying the Restricted Stock Units at a time when there is not in effect a registration statement under the Securities Act relating to the shares of Common Stock, Participant hereby represents and warrants, and by virtue of such acquisition shall be deemed to represent and warrant, to the Company that such shares of Common Stock shall be acquired for investment and not with a view to the distribution thereof, and not with any present intention of distributing the same, and Participant shall provide the Company with such further representations and warranties as the Company may reasonably request in order to ensure compliance with applicable federal and state securities, blue sky and other laws. No shares of Common Stock shall be acquired in respect of the Restricted Stock Units unless and until the Company and/or Participant have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee reasonably determines that Participant may acquire such shares pursuant to an exemption from registration under the applicable securities laws.

Section 7.      Adjustments. The Restricted Stock Units granted hereunder shall be subject to the provisions of Section 4.2 of the Plan.

Section 8.     No Right of Continued Service. Nothing in the Plan or this Agreement shall confer upon Participant any right to continued Service.

Section 9.     Limitation of Rights; Dividend Equivalents. Participant shall not have any privileges of a stockholder of the Company with respect to any Restricted Stock Units, including, without limitation, any right to vote any shares of Common Stock underlying such Restricted Stock Units or to receive dividends or other distributions or payments of any kind in respect thereof or exercise any other right of a holder of any such securities, unless and until there is a date of settlement and issuance to Participant of the underlying shares of Common Stock. Notwithstanding the foregoing, the Restricted Stock Unit Award granted hereunder is hereby granted in tandem with corresponding dividend equivalents with respect to each share of Common Stock underlying the Restricted Stock Unit Award granted hereunder (each, a “Dividend Equivalent”), which Dividend Equivalent shall remain outstanding from the Grant Date until the earlier of the settlement or forfeiture of the Restricted Stock Unit to which it corresponds. Participant shall be entitled to accrue payments equal to dividends declared, if any, on the Common Stock underlying the Restricted Stock Unit to which such Dividend Equivalent relates, payable in cash and subject to the vesting of the Restricted Stock Unit to which it relates, at the time the Common Stock underlying the Restricted Stock Unit is settled and delivered to Participant pursuant to Section 4; provided, however, if any dividends or distributions are paid in shares of Common Stock, the shares of Common Stock shall be deposited with the Company, shall be deemed to be part of the Dividend Equivalent, and shall be subject to the same vesting requirements, restrictions on transferability and forfeitability as the Restricted Stock Units to which they correspond. Dividend Equivalents shall not entitle Participant to any payments relating to dividends declared after the earlier to occur of the settlement or forfeiture of the Restricted Stock Units underlying such Dividend Equivalents.

Section 10.     Construction. The Restricted Stock Unit Award granted hereunder is granted pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan. Participant hereby acknowledges that a copy of the Plan has been delivered to Participant, the terms and provisions of which are incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon Participant.

Section 11.     Notices. Any notice hereunder by Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the chief executive officer of the Company at the Company’s principal executive offices. Any notice hereunder by the Company shall be given to Participant in writing at the most recent address as Participant may have on file with the Company.

Section 12.     Governing Law. This Agreement shall be construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

Section 13.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 14.     Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 15.     Section 409A. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of the Plan or this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A shall be excluded from Section 409A to the maximum extent possible. The Restricted Stock Units granted hereunder shall be subject to the provisions of Section 13.3 of the Plan. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company or any of its Subsidiaries or Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of non-compliance with Section 409A or otherwise.

Section 16.     Entire Agreement. Participant acknowledges and agrees that this Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, superseding any and all prior agreements whether verbal or otherwise, between the parties with respect to such subject matter.

Section 17.     Clawback. The Restricted Stock Unit Award will be subject to recoupment in accordance with any clawback or recoupment policy of the Company, including, without limitation, any clawback or recoupment policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

Section 18.      Taxes. If required by law, the Company will withhold or cause to be withheld in accordance with Section 13.4 of the Plan federal, state and/or local income or any other applicable taxes in connection with the settlement or vesting of the Restricted Shares. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Restricted Shares or the subsequent sale of any shares and (b) does not commit to structure the Restricted Shares to reduce or eliminate Participant’s liability for Tax-Related Items.

Section 19.      Non-Competition, Non-Solicitation, Non-Disparagement.

(a)     To protect Confidential Information (as defined herein) of the Company and its customers and clients that have been and will be entrusted to Participant, the business goodwill of the Company and its Affiliates that will be developed in and through Participant and the business opportunities that will be disclosed or entrusted to Participant by the Company and its Affiliates, and as an additional incentive for the Company’s grant to Participant of the Restricted Stock Units hereunder, from the date of this Agreement through the [____] anniversary of the date on which Participant’s Service terminates for any reason (the “Restricted Period”), Participant will not, directly or indirectly:

(i)     engage in, or carry on or assist, individually or as a principal, owner, officer, director, employee, shareholder, consultant, contractor, partner, member, joint venturer, agent, equity owner or in any other capacity whatsoever (in any such capacity, an “Investor”), any (A) business competitive with any business in which the Company is engaged from time to time (“Competing Business”) or (B) Business Enterprise (as defined below) that is otherwise competitive with the Company within the states in which the Company conducts business;

(ii)     perform for any corporation, partnership, limited liability company, sole proprietorship, joint venture or other business association or entity (a “Business Enterprise”) engaged in any Competing Business any duty Participant has performed for the Company that involved Participant’s access to, or knowledge or application of, Confidential Information;

(iii)     induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company; or

(iv)     solicit with the purpose of hiring or retaining, or hire or retain, any person who is or, within one hundred eighty (180) days after such person ceased to be an employee, consultant or independent contractor of the Company, was an employee, consultant or independent contractor of the Company.

(b)     Notwithstanding the foregoing restrictions of this Section 19, nothing in this Section 19 shall prohibit any investment by Participant, directly or indirectly, in publicly-traded securities which are issued by a Business Enterprise involved in or conducting a Competing Business, provided that Participant (i) in the aggregate directly and indirectly, does not own more than five percent (5%) of the outstanding equity or voting securities of such Business Enterprise and (ii) does not have the right through the ownership of a voting interest or otherwise, to direct the activities of or associated with the business of such Business Enterprise.

(c)     Participant acknowledges that each of the covenants contained in Sections 19(a) and 20 are in addition to, and shall not be construed as a limitation upon, any other covenant provided in Section 19(a). Participant agrees that the geographic boundaries, scope of prohibited activities, and time duration of each of the covenants set forth in Sections 19(a) and 20 are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company’s proprietary information and Confidential Information, and its plans and services, and to protect the other legitimate business interests of the Company, including without limitation the goodwill developed by Participant with the Company’s customers, suppliers, licensees and business relations.

(d)     If, during any portion of the Restricted Period, Participant is not in compliance with the terms of Section 19(a), the Company shall be entitled to, among other remedies (and not in limitation of any other such remedies), compliance by Participant with the terms of Section 19(a) for an additional period of time (i.e., in addition to the Restricted Period) that shall equal the period(s) over which such noncompliance occurred.

(e)     The Company and Participant intend that the covenants contained in Section 19(a) be construed as a series of separate covenants, one for each defined province in each geographic area in which Participant on behalf of the Company conducts business. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the applicable covenant contained in Section 19(a). Furthermore, each of the covenants in Section 19(a) shall be deemed a separate and independent covenant, each being enforceable irrespective of the enforceability (with or without reformation) of the other covenants contained in Section 19(a).

(f)     Further, at no time will Participant utter, issue or circulate publicly any false or disparaging statements, remarks or rumors about the Company, any of its Subsidiaries, and/or any of the Company’s or any of its Subsidiaries’ respective businesses, or any of their respective officers, employees or directors. Nothing in this Section 19(f) shall prohibit Participant from providing truthful and accurate facts where he is required to do so by law.

Section 20.      Nondisclosure.

(a)     It is understood that Participant during his tenure with the Company has received and will continue to receive access to some or all of the Company’s various trade secrets and confidential or proprietary information, including, but not limited to, information he has not received before, consisting of, but not limited to, information relating to (i) business operations and methods, (ii) existing and proposed investments and investment strategies, (iii) financial performance, (iv) compensation arrangements and amounts (whether relating to the Company or to any of its employees), (v) contractual relationships, (vi) business partners and relationships, and (vii) marketing strategies (all of the forgoing, “Confidential Information”). Confidential Information shall not include information that (A) becomes generally available to the public by means other than Participant’s breach of this Section 20 (for example, not as a result of Participant’s unauthorized release of marketing materials), (B) is in Participant’s possession, or becomes available to Participant, on a non-confidential basis, from a source other than the Company or (C) Participant is required by law, regulation, court order or discovery demand to disclose; provided, however, that in the case of this clause (C), Participant gives the Company, to the extent permitted by law, reasonable notice prior to the disclosure of the Confidential Information and the reasons and circumstances surrounding such disclosure to provide the Company an opportunity to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

(b)     Participant agrees that all Confidential Information, whether prepared by Participant or otherwise coming into his possession, shall remain the exclusive property of the Company during and after Participant’s Service. Participant further agrees that Participant shall not, except for the benefit of the Company pursuant to the proper exercise of his duties to the Company or with the prior written consent of the Board, use or disclose to any third party any of the Confidential Information described herein, directly or indirectly, either during Participant’s Service with the Company or at any time following the termination of Participant’s Service.

(c)     Nothing in this Agreement will preclude, prohibit or restrict Participant from (i) communicating with, any federal, state or local administrative or regulatory agency or authority, including, but not limited to, the Securities and Exchange Commission (the “SEC”); (ii) participating or cooperating in any investigation conducted by any governmental agency or authority; or (iii) filing a charge of discrimination with the United States Equal Employment Opportunity Commission or any other federal state or local administrative agency or regulatory authority. Nothing in this Agreement, or any other agreement between the Company and Participant, prohibits or is intended in any manner to prohibit, Participant from (A) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the SEC, the U.S. Congress, and any governmental agency Inspector General, or (B) making other disclosures that are protected under whistleblower provisions of federal law or regulation. This Agreement does not limit Participant’s right to receive an award (including, without limitation, a monetary reward) for information provided to the SEC. Participant does not need the prior authorization of anyone at the Company to make any such reports or disclosures, and Participant is not required to notify the Company that Participant has made such reports or disclosures. Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). Participant cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) (A) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (B) for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (iii) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order. The foregoing provisions regarding protected disclosures are intended to comply with all applicable laws. If any laws are adopted, amended or repealed after the execution of this Agreement, this Section 20(c) shall be deemed to be amended to reflect the same.

(SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

GULFMARK OFFSHORE, INC.

By:
Name:
Title:

PARTICIPANT

Name:
Date: